Exhibit 99.1

Ally Financial Announces Redemption of All Remaining Series A Preferred Stock

Declares final quarterly dividend payment for the Series A Preferred Stock

DETROIT, April 14, 2016 – Ally Financial Inc. (NYSE: ALLY) today announced that it is calling for redemption the remaining 27,870,560 shares of its Fixed Rate/Floating Rate Perpetual Preferred Stock, Series A (Series A Preferred Stock). The shares will be redeemed at a price of $25.00 per share. The redemption date will be May 16, 2016.

The final quarterly dividend payment of approximately $14.8 million, or $0.53 per share, was declared on the Series A Preferred Stock, and is payable to shareholders of record as of May 1, 2016 (Record Date). This dividend was declared by the board of directors on April 11, 2016, and is payable on May 16, 2016. Holders of the Series A Preferred Stock to be redeemed as of the Record Date will be entitled to receive the dividend stated above immediately prior to redemption of such shares on May 16, 2016.

“The redemption of the Series A Preferred Stock marks another step in Ally’s journey to drive greater efficiency in its capital structure and represents the elimination of the company’s remaining legacy preferred stock,” said Ally Chief Financial Officer Christopher Halmy. “This redemption is a key step in our financial plans for 2016 and allows us to eliminate high cost preferred dividends as we continue to build shareholder value.”

Ally previously repurchased approximately $325 million of its Series A Preferred Stock in May 2015.

The notice of redemption and related materials were delivered today to registered holders of record of the Series A Preferred Stock. Questions relating to and requests for additional copies of the notice of redemption and related materials should be directed to the redemption and paying agent, Computershare Trust Company, N.A., c/o Computershare Inc., Corporate Actions, 250 Royall Street, Canton, MA 02021, Attention: Reorganization Department at 855-396-2084.

About Ally Financial

Ally Financial Inc. (NYSE: ALLY) is a leading U.S. financial services company. Ally’s automotive services business offers a full spectrum of financial products and services, including new and used vehicle inventory and consumer financing, leasing, vehicle service contracts, commercial loans and vehicle remarketing services, as well as a variety of insurance offerings, including inventory insurance, insurance consultative services for dealers and other ancillary products. Ally Bank, the company’s direct banking subsidiary and member FDIC, offers an array of deposit products, including certificates of deposit, savings accounts, money market accounts, IRA deposit products and interest checking. Ally’s Corporate Finance unit provides financing to middle-market companies across a broad range of industries.

With approximately $158.6 billion in assets as of Dec. 31, 2015, Ally operates as a financial holding company. For more information, visit the Ally media site at http://media.ally.com or follow Ally on Twitter: @Ally.

Forward-Looking Statements

In this press release and in any related comments by Ally Financial Inc. (“Ally”) management, the use of the words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “explore,” “positions,” “intend,” “evaluate,” “pursue,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements herein and in any related management comments, other than statements of historical fact, including without limitation, statements about future events and financial performance, are forward-looking statements that involve certain risks and uncertainties.

While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and Ally’s actual results may differ materially due to numerous important factors that are described in the most recent reports on SEC Forms 10-K and 10-Q for Ally, each of which may be revised or supplemented in subsequent reports filed with the SEC. Such factors include, among others, the following: maintaining the mutually beneficial relationship between Ally and General Motors, and Ally and Chrysler, and our ability to further diversify our business; our ability to maintain relationships with automotive dealers; the significant regulation and restrictions that we are subject to as a bank holding company and financial holding company; the potential for deterioration in the residual value of off-lease vehicles; disruptions in the market in which we fund our operations, with resulting negative impact on our liquidity; changes in our accounting assumptions that may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; changes in our credit ratings; changes in economic conditions, currency exchange rates or political stability in the markets in which we operate; and changes in the existing or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations (including as a result of the Dodd-Frank Act and Basel III).

Investors are cautioned not to place undue reliance on forward-looking statements. Ally undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements, except where expressly required by law.

Contact:

Gina Proia

646-781-2692

gina.proia@ally.com